                                                                    EXHIBIT 4.2


[LAURENTIAN BANK OF CANADA LOGO]

                                                                   CONFIDENTIAL


March 10, 1998

Striker Paper Canada, Inc.
c/o Striker Industries, Inc.
One Riverway, Suite 1250
Houston, Texas  77056

Fax No. 1-713-622-9410

Dear Sirs:

RE: OFFER OF FINANCE - COMMERCIAL BANKING

Laurentian Bank of Canada ("Laurentian") is pleased to offer the following credit facilities (the "Credit Facilities") subject to the following terms and conditions.

1. BORROWER:

Stiker Paper Canada, Inc.

2. CREDIT FACILITIES:


LOAN                  TYPE                    AMOUNT
----                  ----                    ------
1                  Term Loan #1             $308,333
2                  Term Loan #2             $616,667


3. PROGRAM

Purpose To reinstate existing facilities outstanding.

Source                     Laurentian                Loan #1           $308,333
                                                     Loan #2           $616,667


LAURENTIAN BANK OF CANADA
COMMERCIAL BANKING

Changes to the program may only be made with our prior written approval.


4. TERM:

4.1 The outstanding balance of (each of the) Term Loan will be due and payable on the date set opposite ("the Maturity Date"), as follows:


                  Loan #                                      Maturity Date
                  ------                                      -------------
                     1                                        April 1, 2001
                     2                                        April 1, 2001


5. INTEREST RATE AND FEES:

5.1 Interest on each Loan at the applicable Loan Rate (hereinafter provided) shall be calculated monthly on the daily closing balance and shall be payable on such day of each month determined by Laurentian, commencing in the month following initial disbursement of the Loan.

5.2               Loan # 1 :

                  The Loan Rate will be a variable annual rate (the "Variable Rate") which is from time to time 3% above Laurentian's Prime Lending Rate.

                  Loan #2 :

                  The Loan Rate will be a variable annual rate (the "Variable Rate") which is from time to time 0.5% above Laurentian's Prime Lending Rate.

         FIXED RATE OPTION:

                  Upon 30 days prior written notice, the Borrower may elect that the Loan Rate for Term Loan #1 be a fixed annual interest rate for a period between 2 to 5 years to be selected by the Borrower (the "Fixed Rate Period"), provided the period chosen must terminate on or before the Maturity Date of the Loan. The rate of interest shall be 4.25% above the particular Cost of Funds Rate in effect on the date the rate is fixed which is quoted with reference to the shortest period in full years which is equal to or greater than the Fixed Rate Period.

                  The Loan Rate will be a variable annual rate (the "Variable Rate") which is from time to time 3% above Laurentian's Prime Lending Rate following the expiry of any fixed Rate Period and prior to any new Fixed Rate Period.


LAURENTIAN BANK OF CANADA                                                     2
COMMERCIAL BANKING

5.3 The current monthly Cost of Funds Rates are as follows for each period:


                  Period                                               COF %
                  ------                                               -----
                  2 years                                              5.31
                  3 years                                              5.41



6. REPAYMENT AND AMORTIZATION:

6.1 Loans # 1 and #2 shall be amortized and repaid in 37 mths on the first of each month commencing April 1, in equal consecutive monthly payments of principal, plus interest as aforesaid and any remaining balance shall be paid on the Maturity Date.


Loan #            Monthly Principal Installment
------            -----------------------------
    1             $8,333.33
    2             $16,666.67


7. PRE-AUTHORIZED DEBIT:

The Borrower authorizes Laurentian to prepare monthly debits, by electronic entry, in amounts sufficient to cover all amounts payable under the Credit Facilities and the Borrower authorizes and instructs the bank which operates the Borrower's current account to honour those debits. However, the Borrower agrees to pay by cheque if requested by Laurentian. Please attach the Borrower's cheque marked "VOID" to this Offer and complete the attached Pre-Authorized Payment Plan Application (Schedule E). The Borrower also agrees to renew this authorization if the Borrower changes its bank, branch or account.

8. PREPAYMENT:

8.1 If no Event of Default has occurred and is continuing, the Borrower may prepay the principal amount of any Loan either in whole or once per annum in part, on not less than 30 days prior written notice with payment of the following premium:

                  (a)during any Fixed Rate Period, the greater of:

                  (i) an amount equal to four month's interest on such principal amount at the Loan Rate then in effect; and

                  (ii) the present value (calculated using the Loan Rate) of a series of equal consecutive monthly amounts commencing on the next regular payment date after the date of prepayment and continuing until the expiry of the Fixed Rate Period, each such monthly amount being the product of:

                  A. the number of percentage points, if any, by which the Loan Rate exceeds the Government of Canada Bond yield per annum for a term closest to the number of


LAURENTIAN BANK OF CANADA                                                      3
COMMERCIAL BANKING
                  days from the date prepayment until the expiry date of the Fixed Rate Period, divided by 12; and,

                  B. the amount of the principal prepaid;

                  (b)  at any other time, an amount equal to the greater of:

                  (i)  3% of such principal amount; or,

                  (ii) four months interest on such principal amount at the Loan Rate in effect on the date fixed for prepayment.

8.2 Upon any prepayment, the Borrower shall pay the accrued and unpaid interest on such principal amount to the date fixed for prepayment. Any partial prepayment of a Loan shall be credited to the principal instalments falling due in reverse order of maturity.


9. SECURITY:

                  All existing security is to remain in place with the exception of the following;

                  A priority agreement with Credit Union Central of Ontario and So-Use Credit Union Limited postponing Laurentian Bank's charge on accounts receivable and inventory only to a maximum first charge of $800,000.

10. COVENANTS:

The Borrower covenants that:

10.1 Working Capital will be maintained at not less than $250,000 from January 1, 1999.

10.2 Current Ratio will be maintained at not less than the ratios set out below during the time periods indicated:


                  Ratio                              Period (start and end dates inclusive)
                  -----                              --------------------------------------
                  0.4 to 1                  from the closing of the First Ontario Fund financing to
                                            April 30, 1998
                  .75 to 1                  from May 1, 1998 to September 30, 1998
                  1 to 1                    from October 1, 1998 to December 31, 1998
                  1.25 to 1                 from January 1, 1999 and continuing thereafter.


10.3              Tangible Net Worth will not reduce below $11,500,000.


LAURENTIAN BANK OF CANADA                                                      4
COMMERCIAL BANKING

10.4 The ratio of Financial Indebtedness to Tangible Net Worth will not exceed 0.5 to 1.

10.5 Beginning August 1, 1998, annualized quarterly Cash Flow will not be permitted during any period to fall below 1.1 (increasing to 1.3 times on June 30, 1999) times the sum of:

                  The Debt Service (plus dividends) for the financial year in which such period occurs.

10.6              The Borrower will not, without our prior approval:

                  (a) incur capital expenditures in excess of $300,000 in any financial year (net of long term debt incurred for such year), except for production and building improvements funded with equity;

                  (b) enter into any Financial Indebtedness (in excess of $300,000 in any financial year);

                  (c) make loans to or investments in, or give guarantees on behalf of others;

                  (d) permit voting control to change;

                  (e) purchase or redeem any shares;

                  (f) pay any dividends;

                  (g) allow aggregate shareholder remuneration including salary, dividends, bonuses, etc. (net of any amounts reinvested in the Borrower in share capital or effectively postponed in favour of Laurentian) to exceed $350,000 in any fiscal year;

                  (h)  enter into any Restricted Lease;

                  (i)   dispose of the assets over which the Lender has charge;

                  (j)   grant any charges on the assets;

                  (k) the Borrower will not incur any other indebtedness with the exception of payroll and other normal operating expenses;

                  (l) amend any material contracts, specifically including the approval of any change in the management contracts for plant operations;


LAURENTIAN BANK OF CANADA                                                      5
COMMERCIAL BANKING

                  (m) permit any change in the nature of the business or purpose for which the assets are used;

                  (n) pay any dividends or make any form of withdrawal that would cause an event of default.

10.7 An event of default with First Ontario Labour Sponsored Investment Fund Ltd. or with So-Use (CUCO) (operating lender) will constitute an event of default with Laurentian Bank of Canada.

11. CONDITIONS PRECEDENT:

11.1 This Offer of Finance is available subject to the completion of the Borrower's financing arrangements with First Ontario Fund (FOF) as outlined in FOF's Financing Proposal dated October 20, 1997.

11.2 This Offer of Finance is available subject to the completion of the Borrower's financing arrangements with Credit Union Central of Ontario Limited ("CUCO") and So-Use Credit Union Limited ("SUCO") as outlined in CUCO and SUCO's letter re:
                  Credit Facility dated December 23, 1997.

11.3 The Borrower is to provide Laurentian with satisfactory payment arrangements in writing for any payable with prior claim to Laurentian including but not limited to; Consumers Gas, Thorold Hydro Electric, City of Thorold (for property taxes) and Workers Compensation Board.

11.4 The Borrower shall maintain a deposit account with the branch of Laurentian issuing this Offer of Credit. All funds advanced from First Ontario Fund for capital expenditures are to be deposited to this account and dispersed for specific capital and working capital requirements only.

11.5 The Borrower shall pay to Laurentian Bank adequate funds to prepay all principal and interest requirements under Term Loans #1 and #2 up to and including July 1, 1998, this amount is estimated to be $123,000 subject to interest rate adjustments on July 1, 1998.

12. REPORTS:

All existing reporting requirements are to remain in place, except that no separate audit will be required for the Borrower for the year ended December 31, 1997.

13. CANCELLATION:

This Offer of Finance, when accepted, will be a binding contract.


LAURENTIAN BANK OF CANADA                                                      6
COMMERCIAL BANKING

14. REVIEW:

14.1 The terms and conditions applicable to the credit facilities provided herein are subject to periodic review by Laurentian at least annually. Laurentian reserves the right to withdraw therefrom at any time if in the opinion of Laurentian there should be:

                  (a) a material adverse change in the financial condition of the Borrower;

                  (b) legal implications detrimental to the affairs of the Borrower; or

                  (c) an unacceptable change in ownership.

14.2 The financial results of the Borrower are subject to periodic review by Laurentian at least annually.

14.3              The next annual review shall be completed by April 30, 1998.


15. DEFAULT:

Without prejudice to the right of Laurentian to make demand for payment at any time of any Credit Facility payable on demand, if any Event of Default occurs under any Loan Document: (a) the obligation of Laurentian to make further advances under the Credit Facilities shall immediately terminate, (b) all principal and interest under the Credit Facilities shall at the option of Laurentian become immediately due and payable, and (c) all security held by Laurentian shall at the option of Laurentian become immediately enforceable including any funds on deposit with Laurentian.


16. EXPENSES:

The Borrower shall pay all legal and other professional fees and disbursements incurred by Laurentian and the Borrower in respect of the Credit Facilities, the preparation and issue of this Offer of Finance and the other Loan Documents, the administration of the Credit Facilities, the enforcement and preservation of Laurentian's rights and remedies, all appraisals, insurance consultation and similar fees and all other fees and disbursements of Laurentian.

17. GUARANTORS:

By accepting this Offer, the Guarantor approves hereof and undertakes to do such acts and things and to execute such instruments as are specified herein on the part of such Guarantor.


LAURENTIAN BANK OF CANADA                                                      7
COMMERCIAL BANKING

18. GENERAL:

18.1 The Borrower represents and warrants that all information (financial or otherwise) provided to Laurentian by the Borrower is true, complete and correct.

18.2 All financial or accounting determinations, reports and statements provided for in this Offer of Finance shall be made or prepared in accordance with generally accepted accounting principles applied in a consistent manner and shall, except where otherwise expressly provided, be made and prepared on a consolidated basis.

18.3 Laurentian's standard forms of Loan Documents contain covenants, representations, warranties and events of default to which the Borrower shall be bound, in addition to any covenants, representations, warranties and events of default herein contained.

18.4 Terms used herein are defined in Schedule "C". Additional provisions of this Offer of Finance are contained in Schedule "D".

18.5 This Offer of Finance supplements and amends the following Offer of Finance: dated May 16, 1995 issued by North American Trust Company.

18.6 The borrower agrees to have the Thorold Plant fully operational by May 23, 1998

19. OTHER FEES:

19.1 A loan amendment fee of $7,500 is fully earned and payable at the time of acceptance hereof.

20. ACCEPTANCE:

This Offer expires if not accepted by the Borrower and the Guarantors by 5:00 p.m. on the 13th day of March, 1998.

If this Offer is acceptable, please indicate your acceptance by returning to us the enclosed copy of this letter signed by the Borrower and the Guarantor(s), together with the amendment fee of $ 7,500, the Pre-Authorized Payment Plan Application and a blank cheque marked "VOID".

Yours Truly,




---------------------------                            ------------------------
Lori Kafato                                            Morris Greenberg
Manager, Commercial Banking                            Assistant Vice President

ACCEPTED THIS       DAY OF         , 199   .
              -----        -------      --



LAURENTIAN BANK OF CANADA                                                      8
COMMERCIAL BANKING

STRIKER PAPER CANADA, INC.                           STRIKER INDUSTRIES, INC.
                                                     (AS GUARANTOR)

Per:                                                 Per:
     -----------------------                              ---------------------
Name:                                                Name:
      ----------------------                               --------------------
Title:                                               Title:
       ---------------------                                -------------------

ONTARIO DEVELOPMENT CORPORATION (AS GUARANTOR)

Per:
     -----------------------
Name:
      ----------------------
Title:
       ---------------------



LAURENTIAN BANK OF CANADA                                                      9
COMMERCIAL BANKING

                                  SCHEDULE "C"


                                   DEFINITIONS


1. "ANNUALIZED CASH FLOW" means the Cash Flow for the period in question, divided by the proportion which the period in question is of the financial year in which the period occurs.

2. "CASH FLOW" of the Borrower for any period means the after-tax profit of the Borrower for the period:

         (a)      plus depreciation and amortization;
         (b) less profit or plus loss resulting from the recognition of the Borrower's minority interest in investments;
         (c)      plus deferred income tax;
         (d)      less capitalized expenses;
         (e)      plus after-tax portion of management bonuses;
         (f)      less gain or plus loss on the sale of fixed assets; and
         (g) less the minority shareholders' share of losses or plus the minority shareholders' share of profits from consolidated Subsidiaries.

         as have been deducted or added in determining such profit.


3. "COST OF FUNDS RATE" or "COF", means the annual base rate of interest which Laurentian establishes and quotes from time to time at Toronto as the reference rate of interest to determine interest rates it will charge at such time for fixed rate loans for a particular term and calculated at a particular frequency (for example, monthly or semi-annually) and to which it may refer as its "Cost of Funds", such rate being subject to change at any time without notice.

4. "CURRENT ASSETS" exclude amounts owing by or invested in related parties

5. "CURRENT LIABILITIES" exclude all amounts effectively postponed in favour of Laurentian, affiliated companies, shareholders and related parties and "balloon" payments under Long Term Debt.

6. "CURRENT RATIO" of the Borrower means Current Assets divided by Current Liabilities.

7. "DEBT SERVICE" of the Borrower for any period means the aggregate principal payments on Long Term Debt (including, without limitation, the principal component of capital lease obligations) due and payable, or scheduled to be due, during such period;

8. "FINANCIAL INDEBTEDNESS" of the Borrower means the aggregate (without duplication) of the following amounts:


LAURENTIAN BANK OF CANADA                                                     10
COMMERCIAL BANKING

         (a) money borrowed, indebtedness represented by notes payable, and drafts accepted representing extensions of credit (including, as regards any note or draft issued at a discount, any amount that could reasonably be regarded as being the amortized portion of such discount as at the date of determination);
         (b) all obligations (whether or not with respect to the borrowing of money) which are evidenced by bonds, debenture, notes or other similar instruments or not so evidenced but which would be considered to be indebtedness for borrowed money;
         (c) all indebtedness upon which interest charges are customarily paid;
         (d)      net amounts payable pursuant to interest swap arrangements;
         (e) capital lease obligations and all other indebtedness issued or assumed as full or partial payment for property or services or by way of capital contribution;
         (f) all letters of credit and letters of guarantee issued by a financial institution at the request of or for the benefit of the Borrower;
         (g) any guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business) in any manner, directly or indirectly, of any part or all of any obligation of a type referred to in any of paragraphs (i) to (v) above;
         (h) any of the foregoing amounts in respect of any subsidiary of the Borrower whose accounts are not required under generally accepted accounting principles to be consolidated with the accounts of the Borrower, including without limitation all present and future obligations to Laurentian;
         (i) trade payables, expenses accrued in the ordinary course of business, customer advance payments and deposits received in the ordinary course of business unless the time for due payment of which extends, or is intended to extend, more than twelve months from the date as of which the determination of Financial Indebtedness is being made; and,
         (j) indebtedness of the Borrower which is effectively postponed in favour of Laurentian.

9. "LOAN DOCUMENTS" means all instruments now or at any time in future held by Laurentian to evidence, guarantee, secure, or otherwise relating to, any obligation under or in connection with the Credit Facilities, including without limitation this Offer of Finance.


10. "PRIME LENDING RATE" means the annual rate of interest which Laurentian establishes and quotes from time to time as the reference rate of interest to determine interest rates it will charge at such time for variable rate commercial loans in Canadian dollars to its customers in Canada and to which it may refer as its "prime rate" or "prime lending rate"; upon any change in the Prime Lending Rate, the rate of interest hereunder determined with reference to the Prime Lending Rate shall be adjusted automatically and without the necessity of any notice to the Borrower.

11. "RESTRICTED LEASE" means any lease of real or personal property other than a capital lease.


LAURENTIAN BANK OF CANADA                                                     11
COMMERCIAL BANKING

12. "TANGIBLE NET WORTH" of the Borrower means the aggregate of share capital, earned and contributed surplus (or less any deficit), plus any indebtedness of the Borrower which is effectively postponed in favour of Laurentian, less the aggregate of:

         (a) any amount due from directors, officers, shareholders and affiliated companies;
         (b) the amount of any investments in affiliated companies;
         (c) intangible assets including (without limitation) goodwill, franchises; copyrights, trademarks and patents; and,
         (d) any appraisal increase credit.

13. WORKING CAPITAL of the Borrower means Current Assets minus Current Liabilities.




LAURENTIAN BANK OF CANADA                                                    12
COMMERCIAL BANKING

                                  SCHEDULE "D"

                            MISCELLANEOUS PROVISIONS



1. The Borrower and each Guarantor consents to the obtaining from any credit reporting agency or from any person or entity such information as Laurentian may require at any time, and consents to the disclosure at any time of any information concerning the Borrower or the Guarantor to any credit grantor with whom the Borrower or the Guarantor has financial relations or to any credit reporting agency.

2.       The benefits of this Agreement may not be assigned by the Borrower.

3. This Offer will not merge upon the execution and delivery of the other Loan Documents but shall remain in full force and effect thereafter. In the case of any conflict or inconsistency between this Offer and any other Loan Document, the latter shall govern and prevail.

4. If Laurentian is or becomes subject to any withholding tax or any other tax with respect to payments of principal, interest or other amounts payable in connection with the Credit Facilities (except taxes on the overall net income of Laurentian) or to any reserve or similar requirement against assets held by, or deposits in, or loans by, an office of Laurentian, and as a result thereof the cost to Laurentian of making or maintaining any Credit Facility is increased or the income of Laurentian therefrom is reduced, then on demand the Borrower shall pay Laurentian the amount (as certified by Laurentian) that shall compensate Laurentian for such additional cost or such reduction in income.

5. Laurentian may in its discretion arrange for the funding or assignment of all or part of the Credit Facilities, either at the time of the initial disbursement or from time to time in future, to one or more other financial institutions (which may or may not be affiliated with Laurentian).
6. No amendment or waiver of any provision of this Offer of Finance or of any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Laurentian, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

7. Any and all payments made at any time in respect of any of the Credit Facilities or any other obligation hereunder and the proceeds realized from any security held therefor may be applied (and reapplied from time to time notwithstanding any previous application) to such part or parts of the indebtedness of the Borrower as Laurentian sees fit.

8.       Time shall be in all respects of the essence hereof.

9. Any provision of this Offer of Finance which is invalid or unenforceable under the laws of any jurisdiction in which this Offer of Finance is sought to be enforced shall, as to such jurisdiction and to the extent such provision is invalid or unenforceable, be deemed severable and shall not affect any other provision of this Offer of Finance.


LAURENTIAN BANK OF CANADA                                                    13
COMMERCIAL BANKING

10. In no event shall the interest and all other charges provided for hereunder exceed the maximum aggregate amount that Laurentian may collect in compliance with applicable law. Notwithstanding anything to the contrary herein contained, if at any time implementation of any provision hereof results in a payment in contravention of the preceding sentence, the amount of the excess shall be applied as a partial prepayment of principal.

11. The obligation of the Borrower to make payment in any currency (the "Payment Currency") shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency except to the extent to which such tender or recovery shall result in the effective receipt by Laurentian (at the current rate of exchange offered by Laurentian for the sale by it of the Payment Currency) of the full amount of the Payment Currency payable or expressed to be payable.





LAURENTIAN BANK OF CANADA                                                     14
COMMERCIAL BANKING

                                  SCHEDULE "E"


                     PRE-AUTHORIZED PAYMENT PLAN APPLICATION


                            (PLEASE COMPLETE IN FULL)



LOAN NO.       -             -
         -- --   -- -- -- --   --

------------------------------------------------------------------------
FIRST NAME LAST NAME AS SHOWN ON BANK RECORDS

------------------------------------------------------------------------
NAME OF BANK/FINANCIAL INSTITUTION

------------------------------------------------------------------------
BRANCH ADDRESS/STREET

------------------------------------------------------------------------
CITY                   PROVINCE                           POSTAL CODE

---------------------------------               ------------------------
BANK/TRANSIT NUMBER                             ACCOUNT NO.


I/we hereby request and authorize Laurentian Bank of Canada to draw a cheque on the first day of each month under its "SUREPAY PLAN" against my account at the bank or financial institution indicated hereon (or any of its branches) for the purpose of making payment on my loan. I/we understand that if any adjustment is required in the amount of the monthly payment, I/we will be notified of the adjustment and the amount of my SUREPAY cheque will be changed effective as of the month shown on the notice. My bank or financial institution is authorized to deal with such cheques as if signed by me/us.

-----------------------
DATE

---------------------------------------------------
SIGNATURE(S) AS SHOWN ON BANK RECORDS

---------------------------------------------------



LAURENTIAN BANK OF CANADA                                                     15
COMMERCIAL BANKING